Exhibit 10.11

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

EQUIPMENT SUPPLY AGREEMENT #BK17056P

BCCK ENGINEERING, INCORPORATED

2500 North Big Spring

Midland, TX 79705

432-685-6095 ~ 432-685-7021 (fax)

LINN MIDSTREAM, LLC

14701 Hertz Quail Springs Parkway

Oklahoma City, OK 73134

June 13, 2017

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

EQUIPMENT SUPPLY AGREEMENT #BK17056P

Table of Contents

1.	Definitions	3
2.	Scope of Supply	5
3.	Compensation, Invoicing and Payment	5
4.	Duration of Agreement	7
5.	Inspection and Acceptance	7
6.	Taxes	8
7.	Maintenance and Repair	8
8.	Bonds	9
9.	Indemnities	9
10.	Title; Personal Property; Encumbrances; Location	10
11.	Permits	10
12.	Limitations of Liability and Liquidated Damages	11
13.	Assignment by BCCK	11
14.	Assignment by Linn	12
15.	Limited Warranty	12
16.	Enforceability	12
17.	Changes in Scope	12
18.	Delivery	13
19.	Notices	14
20.	Dispute Resolution	14
21.	Termination	15
22.	Assignment of Subcontracts	16
23.	Miscellaneous	17
24.	Counterpart Execution	19

Schedules

Schedule “A” Description and Cost of Equipment for Linn Chisholm Trail Cryogenic Gas Plant

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

EQUIPMENT SUPPLY AGREEMENT #BK17056P

This Linn Chisholm Trail Cryogenic Gas Plant Equipment Supply Agreement (this “Agreement”) is entered into this 13th day of June, 2017 (the “Effective Date”), between BCCK Engineering Incorporated, a Texas corporation (“BCCK”), and Linn Midstream, LLC a Delaware limited liability company (“Linn”), for the supply of equipment for a gas processing facility to be known as the Linn Chisholm Trail Cryogenic Gas Plant to be located in Grady County, Oklahoma.

Subject to the terms and conditions set forth herein, BCCK hereby agrees to fabricate or procure certain equipment for the benefit of Linn and Linn agrees to pay BCCK for such equipment for the Linn Chisholm Trail Cryogenic Gas Plant. In consideration of the mutual covenants set forth herein, and intending to be legally bound by this Agreement, Linn and BCCK hereby agree as follows:

1. Definitions

The following terms when capitalized and used in this Agreement will have the following meanings:

“Agreement” means this Linn Chisholm Trail Cryogenic Gas Plant Equipment Supply Agreement including all Schedules attached hereto.

“BCCK” means BCCK Engineering Incorporated and shall include the successors and/or authorized assigns of such party.

“BCCK’s Affiliates” shall have the meaning ascribed to it in the Engineering and Construction Agreement.

“BCCK’s Personnel” means all employees, supervisors, representatives, agents and other persons to be provided by BCCK or its Subcontractors for the supply of Equipment under this Agreement.

“Change Order” means a document requested by either Linn or BCCK and signed by both Linn and BCCK that sets forth a change in scope of Equipment, schedule, and/or the Contract Price, and, upon execution amends this Agreement.

“Change Directive” means a directive by Linn issued to BCCK to proceed with a change in the Equipment prior to the signing of a Change Order.

“Contract Price” means the total amount of compensation in US Dollars to be paid to BCCK as defined in Section 3.1 of this Agreement or as modified by a Change Order for the Equipment to be supplied by BCCK.

“Day” means a business day, excluding weekends and holidays and “day” means a calendar day.

“Effective Date” means the date of the execution of this Agreement as set forth in the initial paragraph of this Agreement.

“Engineering and Construction Agreement” means the Engineering and Construction Agreement (#BK17056EC) of even date herewith by and between Linn and BCCK.

“Equipment” means the equipment, instruments, piping, valves, fittings and materials to be supplied to Linn by BCCK pursuant to this Agreement as more particularly described on Schedule “A” attached hereto.

“Excusable Delay” shall have the meaning ascribed to it in the Engineering and Construction Agreement

“Force Majeure” has the same meaning as in the Engineering and Construction Agreement

“Industry Standards” has the meaning ascribed to such term in the Engineering and Construction Agreement.

“Job Site” has the meaning ascribed to such term in the Engineering and Construction Agreement.

“Legal Requirements” means all applicable federal, state, and local statutes, laws, codes, ordinances, rules, regulations, orders, and decrees, including, without limitation, Environmental Laws.

“Linn” means Linn Midstream, LLC and shall include the successors and/or authorized assigns of such party.

“Linn Chisholm Trail Cryogenic Gas Plant” means the entire NGL extraction/fractionation and treating facility to be designed and constructed pursuant to the Engineering and Construction Agreement and into which the Equipment is to be installed and incorporated.

“Linn’s Personnel” means all employees, supervisors, representatives, agents and other persons or entities to be provided by Linn or its subcontractors in connection with the Project.

“Major Subcontractor” means (i) a Subcontractor that is selected and enters into a subcontract with BCCK or any Subcontractor for the performance of any part of the Work, and whose subcontract or subcontracts (in the aggregate) with BCCK, or any of its Subcontractors, require payments by BCCK (or such Subcontractor) of Five Hundred Thousand Dollars ($500,000) or more and (ii) each of BCCK’s Affiliates.

“Mechanical Completion Date” shall have the meaning ascribed to it in the Engineering and Construction Agreement.

“Milestone” means the completion of significant events as described in Section 3.1 of this Agreement that, when complete as agreed to by both parties, obligate Linn to make payment to BCCK as indicated.

“Prime Rate” means the interest rate determined from time to time by the major US Banks and published in The Wall Street Journal on any given Day as the Prime Rate of interest.

“Project” means the Linn Chisholm Trail Cryogenic Gas Plant engineered, constructed, and installed by BCCK (including the Equipment plus any other improvements or equipment supplied and installed by Linn or others inside or adjacent to the Linn Chisholm Trail Cryogenic Gas Plant fence including related compression and dehydration).

“Subcontractor” means any party that enters into an agreement with BCCK and provides any Equipment or performs any work or services in furtherance of BCCK’s obligations under this Agreement and all direct and indirect subcontractors of such party at all levels, including material men and suppliers.

2. Scope of Supply

BCCK shall fabricate or procure and supply to Linn the Equipment in a new unused condition and in accordance with this Agreement, Industry Standards and all applicable Legal Requirements.

3. Compensation, Invoicing and Payment

3.1 Compensation

For the supply of the Equipment pursuant to this Agreement, Linn shall pay BCCK the Contract Price as stated and in accordance with the schedule of payments as listed below in this Section 3.1. Upon the occurrence of each of the Milestones as listed below, BCCK will invoice Linn and Linn will pay BCCK the amount indicated next to such Milestone in accordance with Section 3.2 of this Agreement. Linn shall have no additional payment obligations under this Agreement unless otherwise specifically set forth in this Agreement or otherwise agreed to in writing.

Payment No.	Milestone	Percent of Contract Price	Invoice Amount Due	Estimated Date
1	Contract Execution	20%	$11,556,645.34	6/12/2017
2	Issuing Purchase Orders for Amine, TEG and Inlet system	10%	$5,778,322.67	7/12/2017
3	Ordering medium voltage gear	15%	$8,667,484.01	8/12/2017
4	Ordering low voltage gear	10%	$5,778,322.67	9/12/2017
5	Ordering PLC panels	10%	$5,778,322.67	10/12/2017
6	100% Completion of de-methanizer	10%	$5,778,322.67	12/12/2017
7	100% Completion of turbo expander skid	15%	$8,667,484.01	1/12/2018
8	100% Completion of PDC buildings	10%	$5,778,322.67	2/12/2018

	TOTAL	100%	$57,783,226.71

3.2 Invoicing and Payment

BCCK will submit to Linn an invoice for each Milestone as it is achieved in accordance with Section 3.1, but not more often than once per calendar month other than the retainage payment. Each invoice shall be accompanied by (i) a certification by the Project Manager and an officer of BCCK that the Milestone described in the invoice has been achieved, (ii) a conditional M&M Lien waiver from BCCK for the current Milestone payment and from each Major Subcontractor that has provided work or Equipment covered by such Milestone payment, and (iii) a full M&M Lien waiver from BCCK with respect to all prior Milestone payments and, if not previously provided, a full M&M Lien waiver from each Major Subcontractor that has provided work or Equipment covered by such prior Milestone payment. Invoices shall be sent in accordance with the invoicing address instructions in Article 19.

Linn shall pay BCCK the amount due as shown on the invoice less 5% retainage. Payment by Linn shall be due and payable within thirty (30) days of its receipt of the invoice (and all back-up and other information required to be submitted to Linn for payment of invoices), with the exception of Milestone payment number 1, which will be due at contract execution. Retainage shall be paid at the same time that retainage is paid under the Engineering and Construction Agreement. Payment by Linn to BCCK may be made by direct deposit into BCCK’s designated bank account.

If Linn fails to pay any invoice or other sum when due to BCCK, Linn shall also pay to BCCK interest thereon from the due date of the payment to the date of payment at a rate equal to the then existing Prime Rate plus two percent (2%) per annum (not to exceed the maximum rate of interest allowed by applicable Legal Requirements).

If Linn fails to pay an invoice due to BCCK within fifteen (15) days of receipt of written notice from BCCK of late payment of an invoice, BCCK shall have the right to suspend BCCK’s performance with regard to this Agreement until such invoice is paid. Should BCCK suspend performance according to this Section 3.2, any costs required to resume performance will be charged as extra work at the rates provided in Schedule “B” of the Engineering and Construction Agreement.

Upon receipt by BCCK of the final Milestone payment from Linn (including all retainage), BCCK shall (i) execute and deliver to Linn an unconditional release and waiver of M&M liens in the same form as provided for in the Engineering and Construction Agreement to release any right of BCCK to claim mechanical or material man liens and (ii) if not previously provided, deliver to Linn an unconditional release and waiver of M&M liens in the same form as provided for in the Engineering and Construction Agreement from all Major Subcontractors to release any right of a Major Subcontractor to claim mechanical or material man liens.

3.3 Extra Work and Change Orders

During the term of this Agreement Linn may request changes in the scope of Equipment in accordance with Article 17. The cost of changes will be invoiced in accordance with the procedures of Section 3.2 (X) fifty percent (50%) upon the signing of a Change Order or the issuance of a Change Directive and (Y) the remaining fifty percent (50%) upon completion of such extra work. All changes will be subject to the provisions of Article 17 of this Agreement.

BCCK and its Subcontractors shall maintain a complete, true and correct set of detailed records pertaining to BCCK’s performance of its obligations hereunder and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles consistently applied. BCCK and its Subcontractors shall retain auditable books and records (including, but not limited to correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda, invoices, and other data) for the Equipment for a period of not less than three (3) years after Successful Achievement of the Performance Specifications (as defined in the Engineering and Construction Agreement). During the three (3) year period, Linn and its representatives, consultants, and accountants may, from time to time upon request, review and audit any and all records and books of BCCK and any of its Subcontractors relating to any extra work performed on a time and materials basis. BCCK and its Subcontractors shall respond in writing within sixty (60) days to all issues identified in any such review or audit by Linn or representatives of Linn. BCCK or its Subcontractors and Linn shall work to expeditiously resolve all identified issues. For avoidance of doubt, Linn shall have no right to audit or inspect any records of BCCK or its Subcontractors with respect to Equipment provided or extra work performed on a lump sum or fixed price basis.

4. Duration of Agreement

The term of this Agreement will begin with the Effective Date and end upon achieving the final Milestone and receipt by BCCK of full payment of all sums due BCCK from Linn, or when terminated by either party in accordance with other provisions of this Agreement, whichever shall first occur.

Certain designated provisions of this Agreement will survive the completion of the Agreement including, but not limited to Article 9 “Indemnities”, Article 10 “Title; Personal Property; Encumbrances; Location”, and Article 15 “Limited Warranty”, whether the termination is due to completion of the supply of Equipment or for other cause.

5. Inspection and Acceptance

While any of the Equipment is at BCCK’s facilities or the facilities of any of BCCK’s Affiliates, Linn and its authorized representative(s) shall have the right at reasonable times after reasonable prior notice to BCCK, but not the obligation, to examine, inspect, or witness any portion of or all Equipment furnished by BCCK hereunder. During any such inspection, Linn shall carry the liability insurance required of Linn under the

Engineering and Construction Agreement. If any of the Equipment furnished by BCCK is defective or does not conform to this Agreement, then BCCK shall, at BCCK’s expense, immediately repair or replace such defective Equipment. However, no inspection and no expressed, implied or tacit approval by Linn’s authorized representative of BCCK’s performance or any portion of the Equipment shall relieve BCCK of its obligations under this Agreement or the Engineering and Construction Agreement. BCCK shall cooperate fully with Linn in all inspections under this Article 5. Linn shall not unreasonably interfere with BCCK’s performance of its obligation under this Agreement in the exercise of its rights under this Article 5.

6. Taxes

Sales and other taxes have not been included in the Contract Price. Linn will be responsible for Oklahoma gross receipts, compensating, and property taxes for the Equipment or reasonably related to and incurred by BCCK as a result of BCCK’s performance of this Agreement; subject to the requirements of this Article 6. Linn shall not be responsible for federal or Oklahoma income or withholding tax assessed on BCCK or others or for Texas or other states’ taxes levied on the income of BCCK or others.

BCCK shall, and shall cause its subsidiaries and affiliates (including BCCK’s Affiliates) to, use their respective re-seller’s certificate (or similar certificate) when purchasing any and all Equipment, supplies, and other taxable items for the Linn Chisholm Trail Cryogenic Gas Plant, so that BCCK and its subsidiaries and affiliates (including BCCK’s Affiliates) shall not pay any sales, use, or other similar tax for which Linn would be responsible to reimburse BCCK under this Agreement to the extent such re-seller’s certificate permits such equipment, supplies or other items to be exempt for sales or other taxes under applicable Legal Requirements. Linn has applied for and will provide to BCCK upon receipt a manufacturer’s certificate for Oklahoma, and BCCK shall not charge or invoice Linn for any taxes with respect to any Equipment, supplies, or other items that are exempt from taxation under the manufacturer’s certificate. Subject to the previous provisions of this Article 6, Linn will reimburse BCCK, with each invoice, for any sales, use, and property taxes now or hereafter imposed by any governmental body or agency upon the Linn Chisholm Trail Cryogenic Gas Plant related to the possession, operation, use or purchases of Equipment, supplies or materials hereunder that are paid by BCCK that are not subject to Linn’s manufacturer’s certificate or exempt from sales, use or other taxes by virtue of BCCK’s reseller’s certificate. BCCK will remit tax payments to the applicable governmental bodies or agencies having jurisdiction over such taxes on Linn’s behalf and reconcile the tax account at the end of the Project. Balancing of this account will be based on actual tax liability and any shortfalls in tax liability shall be paid by Linn. Any amounts Linn submits in excess of the tax liability BCCK pays to the applicable governmental bodies or agencies will be remitted to Linn by BCCK.

7. Maintenance and Repair

Except for warranty repair work, BCCK shall not have any obligation to test, adjust, maintain, repair, or service the Equipment or the Linn Chisholm Trail Cryogenic Gas Plant under this Agreement, it being understood than BCCK’s limited responsibilities in such respect are exclusively set forth in the Engineering and Construction Agreement.

8. Bonds

Within fourteen (14) days after the Effective Date, BCCK shall provide to Linn a payment and performance bond in an amount determined by Linn (and communicated to BCCK within seven (7) days after the Effective Date) guaranteeing to Linn the timely payment of all Subcontractors and the timely performance by BCCK of all of its obligations under this Agreement. The cost of this payment and performance bond is not included in the Contract Price and BCCK’s cost therefor will be added to the Contract Price by Change Order once the cost is determined. Notwithstanding anything to the contrary contained in this Agreement Linn’s obligation to pay BCCK is subject to the requirements, if any, of the bond and the bonding company with respect to payments.

9. Indemnities

9.1 Definitions

“Claim” or “Claims” means all claims, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind, obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) or amounts, of any kind or character including consequential damages but excepting punitive or exemplary damages, whether under judicial proceedings, administrative proceedings or otherwise arising in connection with this Agreement or performance under this Agreement. This includes property damage, pollution, and personal injury of any kind, including bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment.

“Linn Indemnitees” means Linn, its co-venturers, if any, and its and their officers, directors, and Linn’s Personnel.

9.2 General

The indemnity obligations under this Agreement are effective to the maximum extent permitted by Legal Requirements. If a Legal Requirement is applied in a jurisdiction which prohibits or limits a party’s ability to indemnify the other, then that party’s liability shall exist to the full extent allowed by the Legal Requirements of the relevant jurisdiction.

In the event BCCK fails to furnish a defense and indemnity as provided for herein, Linn shall be entitled to receive from BCCK, in addition to its attorneys’ fees, costs, expenses and any amounts paid in judgment or settlement, all costs, expenses, and attorneys’ fees incurred in the enforcement of this Agreement under Article 23 “Miscellaneous”.

Linn will promptly notify BCCK after receipt of any Claim for which it may seek indemnification. Each party also shall immediately notify the other of any occurrence in which physical injury occurs and to complete and provide the other party with an accident report for each such occurrence.

9.3 Intellectual Property Indemnity

Notwithstanding anything to the contrary in the other provisions of this Agreement, BCCK agrees to defend, release, indemnify and hold harmless the Linn Indemnitees from claims of any person or entity arising from infringement or alleged infringement of copyrights, trade secrets, or patents, or misappropriation of trade secrets or other intellectual property rights arising under any applicable Legal Requirements with respect to the Equipment.

9.4 BCCK General Indemnity

BCCK shall defend, release, indemnify, and hold harmless the Linn Indemnitees, from and against any claims arising from the following matters:

i.	The failure of BCCK or any of BCCK’s Personnel to fully comply with all Legal Requirements applicable to (x) their performance under this agreement, and (y) the protection of the environment; and

ii.	The failure of the Equipment to meet all applicable Industry Standards.

10. Title; Personal Property; Encumbrances; Location

BCCK warrants good title to all Equipment and that all Equipment will be new. Title to all Equipment shall be transferred to Linn in accordance with Chapter 2 of the Texas Uniform Commercial Code. BCCK shall retain care and custody of Equipment for which title has not been transferred to Linn and exercise due care with respect thereto until transfer of title to Linn as provided in this Agreement. Said transfer of title shall in no way affect Linn’s rights or BCCK’s obligations as set forth in any other provision of this Agreement. BCCK shall sign over to Linn all certificates of title, manufacturer’s certificates, and other evidences of title promptly when title to each item is transferred to Linn. Transfer of ownership (including the signing and filing as applicable by BCCK) for all prior Equipment supplied and paid for by Linn shall be a condition precedent to all subsequent payments to BCCK.

BCCK represents and warrants that BCCK or the Subcontractor that supplied each specific item of Equipment is the owner of, or has a valid license to prepare, use and transfer to Linn, all drawings, documents, engineering calculations and other data furnished in connection with the Equipment (“Equipment Drawings and Specifications”). BCCK has the authority to and hereby grants and conveys to Linn a fully paid, perpetual, non-cancellable and non-terminable right and license to use all Equipment Drawings and Specifications for use by Linn for any purpose relating to the Linn Chisholm Trail Cryogenic Gas Plant, including the operation, maintenance and repair thereof.

11. Permits

BCCK’s Affiliates have American Society of Mechanical Engineers (“ASME”) licenses and are ASME licensed code shops. BCCK shall obtain from suppliers that are ASME licensed code shops all Equipment that generally accepted industry practices indicate should be manufactured/fabricated in an ASME licensed code shop.

12. Limitations of Liability and Liquidated Damages

IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PRODUCT, LOSS OF REVENUES, PROFITS OR INCOME, OR FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED UNDER BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION IN LAW OR IN EQUITY, EXCEPT IN THE EVENT OF THE FIRST PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

BCCK shall have no liability under this Agreement for any delay in the supply of the Equipment, it being understood that Linn’s sole remedy for any such delays shall be the recovery of any applicable delay liquidated damages to which Linn may be entitled under the Engineering and Construction Agreement. Likewise, any delay by BCCK to supply the Equipment shall not cause a change in the Targeted Completion Date under the Engineering and Consulting Agreement, except to the extent of any delay in the Targeted Completion Date actually caused by Excusable Delay or suspension of BCCK’s performance under this Agreement for Linn’s failure to pay pursuant to Section 3.2 of this Agreement.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY OF BCCK UNDER SECTION 9.3 OF THIS AGREEMENT AND SECTIONS 11.3 AND 11.6 OF THE ENGINEERING AND CONSTRUCTION AGREEMENT, BCCK’S MAXIMUM AGGREGATE LIABILITY TO LINN ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE ENGINEERING AND CONSTRUCTION AGREEMENT AND THE EQUIPMENT OR ANY WORK PROVIDED IN CONNECTION WITH THE JOB SITE OR THE PROJECT, AND THE PERFORMANCE, NONPERFORMANCE AND/OR DEFECTIVE PERFORMANCE HEREUNDER OR UNDER THE ENGINEERING AND CONSTRUCTION AGREEMENT WITH RESPECT THERETO SHALL NOT EXCEED THE MAXIMUM LIABILITY AMOUNT (AS DEFINED IN THE ENGINEERING AND CONSTRUCTION AGREEMENT), INCLUDING, WITHOUT LIMITATION, LIABILITY FOR WARRANTY OBLIGATIONS, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), AND BREACH OF CONTRACT (INCLUDING ANY BREACH RESULTING IN TERMINATION), LEGAL COSTS AND ATTORNEY’S FEES, AND ANY AND ALL OTHER LIABILITIES BASED ON ANY LEGAL OR EQUITABLE THEORY OR BASIS OF RECOVERY.

13. Assignment by BCCK

Neither this Agreement nor BCCK’s rights hereunder shall be assignable by BCCK prior to the expiration of the limited warranty period in Article 18 of the Engineering and Construction Agreement except with Linn’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The conditions hereof shall bind any permitted successors and assigns of BCCK.

14. Assignment by Linn

Prior to payment in full of the Contract Price by Linn, neither this Agreement nor Linn’s rights hereunder shall be assignable by Linn (except to an affiliate and only in connection with an assignment of the Engineering and Construction Agreement to such affiliate) except with BCCK’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The conditions hereof shall bind any permitted successors and assigns of Linn.

15. Limited Warranty

BCCK’s limited warranty obligations with respect to the Equipment are set forth in Article 18 of the Engineering and Construction Agreement.

THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE EQUIPMENT OR THE LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT, WHICH EXTEND BEYOND THE EXPRESSED WARRANTIES AS STATED IN ARTICLE 18 “LIMITED WARRANTY” OF THE ENGINEERING AND CONSTRUCTION AGREEMENT.

16. Enforceability

If any part hereof is contrary to, prohibited by or deemed invalid under applicable Legal Requirements of any jurisdiction, such provision shall be inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof. THIS AGREEMENT IS IRREVOCABLE FOR THE FULL TERM HEREOF, except as otherwise specifically provided herein.

17. Changes in Scope

The parties anticipate that, from time to time, Linn may desire changes in the scope of Equipment to be supplied by BCCK pursuant to this Agreement. These changes may affect the cost of or the time required for the supply of the Equipment. Such changes may include without limitation:

i.	Linn Chisholm Trail Cryogenic Gas Plant design changes above Industry Standards.

ii.	Increase in scope of supplied Equipment to include equipment not originally included in this Agreement.

iii.	Decrease in scope of supplied Equipment.

If Linn desires a change in the scope of the Equipment, it shall identify the change and ask BCCK to determine the cost of the change. BCCK shall promptly upon receipt of the request determine the estimated cost of the change and the effect the change would have on the scheduled time to supply the Equipment and submit a proposal to Linn which identifies the estimated cost and change in the schedule, if any, and may, if desired by BCCK, include a lump sum price proposal for such change. After discussion by BCCK and Linn, if both parties agree to the proposal, including BCCK’s lump sum proposal, if applicable, then BCCK shall prepare and sign a Change Order for Linn’s approval and signature.

If Linn and BCCK cannot agree on the estimated time and materials cost and change in schedule, or BCCK’s lump sum proposal, if applicable, then Linn may issue a directive (a “Change Directive”) to BCCK to proceed with the change on a time and materials basis (including the designation of the supplier of the applicable Equipment), irrespective of their difference on the estimated cost and effect on the schedule. Once the change is complete, BCCK shall advise Linn of the actual cost and actual effect on the schedule, if any. BCCK shall then prepare and sign a Change Order for Linn’s approval and signature, subject to Linn’s audit rights.

No adjustment to the Contract Price shall be made, except by approval by both parties of a Change Order document. Each Change Order shall set forth the change in the scope of the Equipment, schedule and to the Contract Price. Each Change Order shall also set forth the basis on which BCCK will be compensated for the change to the amount due. Change Orders are not valid until signed by both Linn and BCCK. This Agreement shall be deemed to be amended by validly issued Change Orders once signed by both parties. BCCK’s and BCCK’s Affiliates standard rates for work associated with a change are set forth in Schedule “B” of the Engineering and Construction Agreement.

18. Delivery

18.1 General Delivery

BCCK shall commence activities for the supply of the Equipment as soon as reasonably possible following execution of this Agreement and shall diligently pursue such activities and use its best efforts to provide the Equipment to the Job Site in order to achieve the Mechanical Completion Date for the Linn Chisholm Trail Cryogenic Gas Plant in accordance with the requirements of the Engineering and Construction Agreement. The Contract Price includes delivery of the Equipment to the Job Site, BCCK being responsible for (and having the risk of loss for) the Equipment under this Agreement until it is delivered to the Job Site, at which time BCCK and/or Linn shall be responsible for (and have the risk of loss for) the Equipment in accordance with the Engineering and Construction Agreement

19. Notices

All amendments, invoices, and notices relating to this Agreement, except technical matters, shall be in writing and delivered by prepaid certified mail, overnight courier, or E-mail forwarded to:

Linn Other Than Invoices: Linn Midstream, LLC 14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134		BCCK: BCCK Engineering Incorporated 2500 N. Big Spring, Suite 230 Midland, TX 79705
ATTN:	John Harrison JHarrison@linnenergy.com	ATTN: J. Melinda Hall mhall96@BCCK.com

With a copy to: Linn Midstream, LLC 14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134
ATTN:	Bill Shanahan BShanahan@linnenergy.com

Linn For Invoices: Linn Midstream, LLC 14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134
ATTN:	Bill Shanahan BShanahan@linnenergy.com
With a copy of the invoice and certificate by e-mail to: Invoice@linnenergy.com TBeard@linnenergy.com

Any such notices mailed to such addresses shall be sent certified mail, return receipt requested duly addressed and with postage prepaid. The notice shall be effective upon receipt of such notice or first attempted delivery if not accepted. Either party may change its address for notices by notice to the other party.

20. Dispute Resolution

BCCK and Linn shall attempt to resolve a controversy or claim, whether such claim sounds in contract, tort or otherwise, arising out of or relating to this Agreement, including amendments and related agreements or the breach thereof (a “Dispute”) by negotiation between the parties within fifteen (15) Days after the Dispute first arises. If the parties are unable to resolve the Dispute within the fifteen (15) Day period, BCCK and Linn may exercise their respective rights under this Agreement in any manner permitted by Legal Requirements.

21. Termination

21.1 Termination

i.	Linn may terminate this Agreement for any reason. If Linn elects to terminate this Agreement, it, shall notify BCCK in writing, and termination will become effective as of the date of such notice unless otherwise agreed by the parties hereto.

ii.	Following any termination by Linn pursuant to this Section 21.1 other than a Termination for Cause:

a.	The calculation of the Contract Price will be converted from a lump sum basis to a time and materials basis for the costs actually incurred and paid by BCCK between the Effective Date and the date notice is given of termination of this Agreement (including uncancellable commitments, man-hours charges, cancellation fees, demobilization of Subcontractors, overhead cost and expenses but only to the extent of increases in such costs and expenses caused by the termination of the Project, and any other charges directly related to the Linn Chisholm Trail Cryogenic Gas Plant), provided that BCCK shall provide Linn proof of such payment.

b.	Subject to the foregoing provisions of this Section 21.1, the Contract Price shall be equal to the sum of:

1.	The cost for Work performed by BCCK and BCCK’s Affiliates shall be based on the applicable rate sheet set forth in Schedule “B” attached to the Engineering and Construction Agreement;

2.	The cost for Work performed by persons and entities other than BCCK and BCCK’s Affiliates shall be the actual net cost (after deducting credits, rebates, refunds and other similar amounts) paid by BCCK for such Work plus seven and one-half percent (7.5%) of the costs under this item 2.

c.	BCCK may offset any part or the entire amount owed to BCCK by Linn as the result of any such early termination against any unused portion of Milestone payments received by BCCK, with the balance of such Milestone payments, if any, to be promptly refunded to Linn. If the unused portion of the Milestone payments is not sufficient to pay BCCK for the amount due, then the shortfall shall be promptly paid by Linn to BCCK. Further, title to equipment, materials, and supplies shall be promptly delivered to Linn or the amount paid by Linn for said equipment credited against the amount owed to BCCK.

iii.	In the event of a Termination for Cause, Linn shall pay to (or receive from) BCCK the amount Linn is obligated to pay or receive by law, as applicable.

iv.	In the event of a termination of this Agreement, BCCK shall promptly after such termination, provide Linn with any and all back-up and support documentation to calculate the amount due under this Agreement, and Linn shall have audit rights as specified in Section 3.3.

v.	The term “Termination for Cause” means a termination of this Agreement by Linn (i) pursuant to Section 21.2 below, (ii) as a result of a breach by BCCK of any of its obligations under this Agreement, or (iii) a Termination for Cause of the Engineering and Construction Agreement (as defined therein).

21.2 Termination for Bankruptcy or Insolvency

Either party may terminate this Agreement immediately upon written notice given to the other party in the event of:

i.	The entry against such other party of a decree or unstayed order by a court of competent jurisdiction for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official or the imposition of an order to wind up or liquidate affairs and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

ii.	The filing by such other party under Title 11 of the United States Code or any other applicable Federal or State bankruptcy, insolvency or other similar law of a petition for relief, or the filing under Title 11 of the United States Code or any other applicable Federal or State bankruptcy, insolvency or other similar law of an involuntary petition which remains undismissed or unstayed for a period of thirty (30) consecutive days, or the consent by either party to the filing of such a petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official or the making of an assignment for the benefit of creditors, or either party generally not paying its debts as they become due, or the admission by either party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by either party in furtherance of any such action, or the suspension or discontinuance of operations of either party, whether or not in the normal course of business.

22. Assignment of Subcontracts

In the event of any termination of this Agreement (other than a termination by BCCK due to a default by Linn), BCCK hereby irrevocably assigns to Linn all of BCCK’s interest (including BCCK’s right to any deposits or pre-payments) in any and all subcontracts and purchase orders now existing or hereinafter entered into by BCCK for manufacturing/fabrication/supply of any part of the Equipment or components thereof which assignment will be effective upon acceptance by Linn in writing and only as to those subcontracts and purchase orders which Linn designates in writing from time to time. BCCK shall use reasonable efforts to include provisions in all subcontracts and purchase orders which provide that such subcontracts and purchase orders are freely assignable by BCCK to Linn who shall only be liable for work done or materials supplied after the date that Linn notifies the applicable Subcontractor (including suppliers) of Linn’s acceptance of assignment thereof and agreement to assume all obligations of BCCK thereunder from and after the date of assignment.

23. Miscellaneous

a.	BCCK shall be an independent contractor with respect to the supply of Equipment pursuant to this Agreement, and neither BCCK nor any of BCCK’s Personnel shall be deemed for any purpose to be the employee, agent, servant or representative of Linn. All responsibilities undertaken by BCCK in connection with the supply of the Equipment, including those concerning BCCK’s Personnel, shall be undertaken in the name of BCCK and not in the name or for the account of Linn. Furthermore, neither BCCK nor anyone used or employed by BCCK will have any authority to bind Linn to any third parties without specific written authority from Linn. Neither BCCK nor anyone used or employed by BCCK will have any right to any pension or welfare plans, including, without limitation, savings, retirement, medical, dental, insurance, or vacation plans sponsored by Linn.

b.	Neither BCCK nor any of BCCK’s Personnel shall, without the prior written consent of Linn: (a) make or issue any public announcement or statement with respect to the Project or the terms of this Agreement, (b) supply to the press or other news media any information, photographs, or data related to the Project or this Agreement, or (c) use Linn’s name, any Linn trademark, or any Linn logo in any BCCK materials, including without limitation, advertisements, websites, calendars, brochures or presentations.

c.	No covenant or condition of this Agreement can be changed except by the mutual written consent of Linn and BCCK. Except as otherwise expressly provided herein, the remedies afforded to the parties in this Agreement are not intended to be exclusive, and each remedy shall be cumulative and shall be in addition to all other remedies available to the parties at law or in equity. No delay or omission by either party in exercising any rights or remedies under this Agreement or applicable Legal Requirements shall impair such right or remedy or be construed as a waiver of any such right or remedy. Any single or partial exercise of a right or remedy shall not preclude further exercise of that right or remedy or the exercise of any other right or remedy. No waiver shall be valid unless in writing signed by the party to be bound.

d.	THIS AGREEMENT AND ANY ISSUES RELATED TO IT (INCLUDING, WITHOUT LIMITATION, THE VALIDITY, ENFORCEABILITY, INTERPRETATION, AND CONSTRUCTION OF THIS AGREEMENT AND ANY ISSUES RELATED TO IT) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICT OF LAW RULES) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS, EXCEPT THAT ANY ISSUES RELATING TO MECHANIC’S AND MATERIALMEN’S LIENS SHALL BE GOVERNED BY THE LAW OF OKLAHOMA.

e.	THE PARTIES AGREE THAT HARRIS COUNTY, TEXAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. ANY ACTION OR PROCEEDING MUST BE BROUGHT IN ANY STATE OR FEDERAL COURT IN SUCH COUNTY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS. TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE PARTIES IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ALL OBJECTION AND DEFENSES HE MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM.

f.	The agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-interest, and permitted assigns.

g.	The parties acknowledge that each party and, if it so chooses, its counsel have reviewed and revised this Agreement and agree that this Agreement and any exhibits or schedules to this Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties to this Agreement without employing the rule of construction that any ambiguities are to be resolved against the drafting party.

h.	The captions, headings, and arrangement of the articles, sections, and paragraphs in this Agreement are for convenience only, do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement and shall not be taken into account in determining the meaning of any provisions of this Agreement. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

i.	In any legal action, proceeding, or other dispute arising out of or related to this Agreement the Prevailing Party in any such action, proceeding, or dispute shall be entitled to recover from the non-Prevailing Party all reasonable attorneys’ fees, court costs, and other costs and expenses incurred by the Prevailing Party in connection with such action, proceeding, or dispute. The term “Prevailing Party” means the party whose position is selected, awarded, or successful (regardless of whether damages are awarded). In the case where both parties prevail on different claims, the Prevailing Party shall be the party that is more successful.

j.	This Agreement contains the full agreement between the Parties. Except as stated in this Agreement, no representation or promise has been made by either party to the other as an inducement to enter into this Agreement.

24. Counterpart Execution

This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf), all of which taken together shall constitute one and the same instrument. This Agreement to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such instrument, each other party shall re-execute original forms thereof and deliver them to all of the parties. No party hereto or to any such instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Time is of the essence with respect to the dates and times set forth in this Agreement. Executed this 13th day of June, 2017.

LINN MIDSTREAM, LLC	BCCK ENGINEERING INCORPORATED

By:	/s/ Mark E. Ellis	By:	/s/ Gregory L. Hall

Printed Name: Mark Ellis		Printed Name: Gregory L. Hall
Title: Chief Executive Officer		Title: Executive VP

Address:	600 Travis, Suite 1400 Houston, TX 77002	Address:	2500 N. Big Spring Midland, TX 79705